877 North 8th West, Riverton, WY  82501 USA, Ph: (307) 856-9271, Fx: (307) 857-3050, www.usnrg.com

For Immediate Release

U.S. ENERGY CORP. ANNOUNCES THE SPUDDING OF ITS THIRD WELL WITH HOUSTON ENERGY L.P.

FIRST WELL DRILLED WITH HOUSTON ENERGY L.P. EXPECTED TO BE PRODUCING BY MID-SEPTEMBER 2009.

RIVERTON, Wyoming – July 27, 2009 – U.S. Energy Corp. (NASDAQ Capital Market: “USEG”) (“USE” or the “Company”), a natural resources exploration and development company with interests in molybdenum, oil and gas, geothermal, and real estate assets, today announced the spudding of its third well under a previously announced Participation Agreement with Houston, Texas based Houston Energy L.P. (“HE”).  USE has agreed to purchase a 25% working interest in this prospect which is located in Southeast Louisiana.  Houston Energy is a privately held, independent oil and gas company with oil and gas interests in the Gulf of Mexico, South Louisiana, Texas Gulf Coast, West Texas, and Southeastern New Mexico.  The well will be operated by Texas Petroleum Investment Company.

The prospect is located in Lafourche Parish, LA and is a one well six zone primary oil target.  HE believes the prospect has a resource potential of 2.1 million barrels of oil.  The well will be drilled to an initial depth of approximately 9,300 feet.  Under the terms of this agreement, USE has paid a sunk land cost and prospect fee of approximately $200,000 and is responsible for an additional one third (approximately $320,000) of the costs to drill an initial test well (“ITW”) to earn an after casing point (“ACP”) 25% working interest (17.625% net revenue interest).  Drilling is expected to be completed in approximately two weeks.

Production from the first well drilled with HE in early June of 2009 is expected to commence by mid-September 2009.  Two productive zones were identified at the completion of the well, with approximately 35 feet of net pay.  Initial production rates from the well will be announced upon commencement of production.

“We are pleased to continue our relationship with Houston Energy in drilling this third well.  We are also pleased that the target is oil and that we were able to participate in a larger working interest in this well,” stated Keith Larsen, CEO of U.S. Energy Corp.

* * * * *

Press Release
July 27, 2009

About U.S. Energy Corp.

U.S. Energy Corp. is a diversified natural resource company with interests in molybdenum, oil and gas, geothermal and real estate assets.  The Company is headquartered in Riverton, Wyoming, and its common stock is listed on The NASDAQ Capital Market under the symbol “USEG”.

* * * * *

Disclosure Regarding Mineral Resources Under SEC and Canadian Regulations; and Forward-Looking Statements

The Company owns or may come to own stock in companies which are traded on foreign exchanges, and may have agreements with some of these companies to acquire and/or develop the Company’s mineral properties.  An example is Sutter Gold Mining Inc.  These other companies are subject to the reporting requirements of other jurisdictions.

United States residents are cautioned that some of the information available about our mineral properties, which is reported by the other companies in foreign jurisdictions, may be materially different from what the Company is permitted to disclose in the United States.

This news release includes statements which may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect," or similar expressions.  These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, future trends in mineral prices, the availability of capital, competitive factors, and other risks.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release.

For further information on the differences between the reporting limitations of the United States, compared to reports filed in foreign jurisdictions, and also concerning forward-looking statements, please see the Company’s Form 10-K (“Disclosure Regarding Forward-Looking Statements”; “Disclosure Regarding Mineral Resources under SEC and Canadian Regulation”; and “Risk Factors”); and similar disclosures in the Company’s Forms 10-Q.

* * * * *

For further information, please contact:

Reggie Larsen
Director of Investor Relations
U.S. Energy Corp.
1-800-776-9271
Reggie@usnrg.com

Nick Hurst
The Equicom Group
Investor Relations
1-403-538-4845
nhurst@equicomgroup.com